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                                                                   EXHIBIT 10.23



                   MASTER ASSEMBLY AND DISTRIBUTION AGREEMENT

         This AGREEMENT is entered into as of the 31st day of January, 2001, by and between KYOCERA MITA AMERICA, a New Jersey corporation having its principal place of business at 225 Sand Road, Fairfield, New Jersey 07004 (hereinafter "KYOCERA MITA"), and T/R SYSTEMS, INC., a Georgia, U.S.A. corporation having its principal place of business at 1300 Oakbrook Drive, Norcross, Georgia, U.S.A. 30093 (hereinafter "T/R").

                                    RECITALS:

         a. T/R has designed and developed, and currently assembles, distributes and sells, a proprietary commercial printing system known as the MicroPress(R) Cluster Printing System, which as of the date of this Agreement includes MicroPress Release 5.

         b. T/R has proprietary skills, know-how, technology, inclusive of trade secrets and other know-how, and patent rights applicable to the product architecture, development, design, assembly, manufacturing, connectivity, production and distribution of the MicroPress commercial printing system.

         c. KYOCERA MITA desires to license certain rights and properties from T/R so as to permit KYOCERA MITA to complete the assembly of MicroPress commercial printing systems, and to purchase certain equipment from T/R to incorporate into such products, with such products to be distributed and sold by KYOCERA MITA and either marked or identified with trademarks owned, possessed or controlled by KYOCERA MITA marked or identified with trademarks of a party other than KYOCERA MITA or for "private label" distribution. This method of distribution shall involve the assembly of Systems by KYOCERA MITA.

         d. To accommodate the foregoing agreements, and to effect certain other agreements and undertakings between T/R and KYOCERA MITA, such parties have entered into this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

         1.       DEFINITIONS.

                  1.1 "Affiliate" means a corporation or other entity of which more than 50% of the shares of the outstanding stock (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by Kyocera Corporation, a party's parent, or a Subsidiary, but such corporation or other entity shall be deemed to be an Affiliate only so long as such ownership or control exists.

                  1.2 "Confidential Information" means information of T/R or KYOCERA


* Confidential information has been omitted and filed separately with the Commission.


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MITA including, but not limited to, technical or non-technical data, Know-how, trade secrets, skills and processes, from which either party derives economic value by such information not being generally known to, and not being readily ascertainable by proper means, by third parties, but excluding any such information which (i) is publicly available through no fault of the receiving party; (ii) is in the receiving party's possession free of any obligation of confidence to the other party at the time it was communicated to the receiving party; (iii) is received independently from a third party who is free to disclose such information; or (iv) is demonstrated to have been subsequently and independently developed by the receiving party without the use of confidential information of the other party.

                  1.3 "Customer" means any Person that acquires Systems from KYOCERA MITA for its own use or for sale, lease or other disposition.

                  1.4 "Deliverables has the meaning set forth in Section 4 hereof.

                  1.5 "End User" means a Person that acquires a System directly from KYOCERA MITA or indirectly from a Customer of KYOCERA MITA, and uses the System for any purpose.

                  1.6 "Improvement" means any and all derivatives, improvements or betterments of the Licensed Intellectual Property Rights made by T/R or any other Person, including all intellectual property rights pertaining thereto, including patent rights, copyright rights, trade secrets, know-how or similar rights recognized under applicable law, and all technical information, including, but not limited to computer programming code, including object code and source code as well as associated procedural code, microcode, firmware, programmable array logic, algorithms, programs, routines, subroutines, designs, plans, methods, processes, systems, concepts, ideas, formulae, flow charts, descriptions, schematics, lay-out drawings, assembly drawings, printed circuit patterns, specifications, parts lists and inspection and test procedures, experiments and inventions associated therewith.

                  1.7 "Know-how" means knowledge, information, inventions (other than those embodied in the Patent Rights), trade secrets and systems used in the design, development, manufacture, assembly, servicing or testing of the MicroPress commercial printing system.

                  1.8 "License" means the license granted by T/R to KYOCERA MITA pursuant to this Agreement.

                  1.9 "Licensed Intellectual Property Rights" means the following rights, knowledge, know-how and similar intellectual property owned by T/R and used in the design, development, manufacture, assembly, servicing or testing of the System or any portion thereof:

                           (a)      Patent Rights;

                           (b) Copyright rights and applications therefor (including the right to make derivative works);


* Confidential information has been omitted and filed separately with the Commission.


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                           (c)      Trade secrets;

                           (d)      Know-how and any other proprietary
                                    information; and

                           (e)      All Improvements.

                  1.10     "KYOCERA MITA Orders" has the meaning set forth in
Section 4 hereof.

                  1.11 "Patent Rights" means all T/R patents (including applications therefore) pertaining to the Territory, whether now or hereafter issued, containing a claim or claims in whole or in part covering the design, development, use or manufacture of the System or any portion thereof, and all Improvements thereto that become the subject of a patent application.

                  1.12 "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government, governmental agency or any other entity.

                  1.13 "Subsidiary" means a corporation or other entity of which more than 50% of the shares of the outstanding stock (representing the right to vote for the election of directors or other managing authority) are now or hereafter owned or controlled, directly or indirectly, by a party hereto, but such corporation or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

                  1.14 "System" means commercial printing systems to be assembled by or for KYOCERA MITA pursuant to the License and to incorporate the Deliverables, all as more particularly described on Schedule A-1 hereto, or as used herein as context may require, any portion thereof.

                  1.15 "Technical Assistance" means the technical assistance to be provided by T/R to KYOCERA MITA as provided in Section 3 hereof.

                  1.16 "Territory" shall mean the territory defined by connectivity project as defined in Schedule A and under terms in Section 17 of this agreement.

         2.       LICENSE.

                  2.1 Grant. Subject to the terms and conditions hereof, T/R hereby grants to KYOCERA MITA and KYOCERA MITA hereby accepts from T/R a license entitling KYOCERA MITA during the term of said license to use, on a non-exclusive basis, the Licensed Intellectual Property Rights to complete and effect the assembly of the Systems and to distribute, sell or lease the Systems to Customers for use by End Users located in the Territory.

                  2.2 No Sublicenses. This Agreement does not grant, license or permit (either expressly or by implication) KYOCERA MITA to transfer, assign, sell, give, license, sub-


* Confidential information has been omitted and filed separately with the Commission.


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license, or in any way permit the use of the Licensed Intellectual Property
Rights, by or to any Person, other than (i) any of its Subsidiaries or Affiliates for the sole purpose of assembling and/or marketing the Systems, or any components or subassemblies thereof; or (ii) any other third party under KYOCERA MITA's supervision for the sole purpose of assembling the Systems or any components or subassemblies thereof, for supply only to KYOCERA MITA. If KYOCERA MITA becomes aware, or gains reasonable suspicion, of the unauthorized use or exercise of the Licensed Intellectual Property Rights by any Person, then KYOCERA MITA shall forthwith notify T/R in writing and cooperate with T/R, and at T/R's discretion, to abate or terminate such unauthorized use or actions.

                  2.3 No Other Licenses. No license or right is granted under this Agreement by T/R to KYOCERA MITA by implication, estoppel or otherwise, except as expressly set forth in this Agreement and KYOCERA MITA may not use the corporate names, trademarks, trade names, service marks, or logos of T/R without the prior written consent of T/R.

                  2.4 Labeling. KYOCERA MITA shall apply to the Systems assembled for sale by or for KYOCERA MITA to Customers a statement reasonably located and sized, identifying the fact that the Systems are assembled under license from T/R and, as applicable, are subject to patents or patents pending, and which shall identify by number any issued patents which are part of the Patent Rights. Such statement, and its proposed location and size, shall be submitted to T/R by KYOCERA MITA in advance of its use for pre-approval by T/R, which approval may not be unreasonably withheld. KYOCERA MITA and T/R agree to jointly work in good faith with a co-branding strategy (i.e. KYOCERA MITA MicroPress, etc.).

                  2.5 Limitation on Use. KYOCERA MITA shall not use the Patent Rights, the Know-how, the Licensed Intellectual Property Rights or any other T/R technology, for any purpose or purposes other than those expressly permitted under the License. This limitation shall exclude any system independently developed by Kyocera Corporation, Kyocera Mita Corporation, Kyocera Mita America or any Subsidiaries or Affiliates.

         3. TECHNICAL ASSISTANCE. To effectuate the purposes of this Agreement, upon the reasonable request by KYOCERA MITA and subject to the terms and conditions of the License, T/R, employing the Licensed Intellectual Property Rights, shall consult with KYOCERA MITA with respect to (i) the design and operation of the Systems, inclusive of the selection and design of print engine therefore; (ii) KYOCERA MITA's assembling of the Systems for mass distribution;
(iii) KYOCERA MITA's initiation of assembling for commercial production of the Systems; (iv) KYOCERA MITA's outsourcing plans and operations; (v) KYOCERA MITA's current and future device connectivity to the System; and (vi) similar matters related thereto. In addition to consulting, T/R shall provide standard technical and sales training for KYOCERA MITA personnel, upon the reasonable request of KYOCERA MITA, as outlined in Section 5 of this agreement. Each of T/R and KYOCERA MITA will appoint and assign a lead technical liaison to interact and support the technical interface between T/R and KYOCERA MITA. The initial connectivity project is specified on Schedule A-1, along with other particulars concerning same. Additional device connectivity projects requested by KYOCERA MITA and agreed to by T/R shall be reflected on further schedules numbered A-2, A-3 and so forth (each a connectivity project).


* Confidential information has been omitted and filed separately with the Commission.


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         4.       DELIVERABLES. For each System, T/R shall deliver, in
accordance with license/purchase orders made by KYOCERA MITA ("KYOCERA MITA Orders"), from time to time and subject to availability, the following items constituting software and related technology and communications hardware (and which items are defined herein as the "Deliverables"):

                  (a) Technology and Software Packages, which shall include the software in executable code and other technology, employing the Licensed Intellectual Property Rights, and providing the software and related technology principally required for operation of the Systems to be distributed by KYOCERA MITA pursuant to this Agreement;

                  (b) PrintLinks communication hardware used in and constituting a part of the Systems consisting of boards including print adaptors and host adaptors; and

                  (c) MicroPress ClusterServers with pre-configured software packages and host adaptors.

The Deliverables shall include, as appropriate, certain English language documentation related thereto prepared by or for T/R. The Deliverables shall be delivered F.O.B. T/R's warehouse in Norcross, GA if the Deliverables are to be shipped to a destination in North America or F.O.B. U.S.A. Port (i.e., Savannah, Georgia or comparable) for other international shipments. All risk of loss shall be conveyed and passed to KYOCERA MITA upon delivery of the Deliverables to KYOCERA MITA or its carrier or other agent. To the extent any of the Deliverables includes Licensed Intellectual Property Rights, including without limitation, software, codes, Know-how, Patent Rights, Licensed Intellectual Property Rights and other such rights, no title will pass to KYOCERA MITA but rather such property will be deemed licensed pursuant to the License. Title will pass to KYOCERA MITA as to hardware, media and other items included within the Deliverables which do not constitute nor comprise Licensed Intellectual Property Rights.

          5.      PAYMENTS.

                  5.1 Technology Access Fee. In exchange for T/R's agreement to grant the License in respect of the Licensed Intellectual Property Rights, and in part for T/R's agreement to provide the Technical Assistance pursuant to Section 3 hereof, KYOCERA MITA shall pay T/R non-refundable technology access fees as specified in Schedule A, [ * ]. The development fee may be paid in cash and/or printers supplied to T/R Systems. Additional technology access fees shall be payable in respect of additional projects if any, as specified in Schedule A applicable thereto. T/R agrees to develop in cooperation with KYOCERA MITA. Once developed the Deliverables will be subject to inspection as agreed by the parties. Such inspection will include appropriate testing. T/R will perform the initial testing and provide a report which will be subject to KYOCERA MITA's approval, which approval may not be unreasonably withheld.


* Confidential information has been omitted and filed separately with the Commission.


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                  5.2      License Fees and Equipment Purchase Price. For each
Deliverable, the license fees or equipment purchase price amounts, as the case may be, shall equal [ * ] the fees or amounts therefore provided on T/R's Suggested Retail Price List with the exception of [ * ], which if required will be at [ * ], as in effect from time to time, which price list is subject to change from time to time by T/R. Any change in T/R's standard Suggested Retail Price List will be effective as to KYOCERA MITA Orders received after [ * ] days of the issuance of such revised price list. However, T/R may not increase the price of Deliverables more than [ * ] in any 12-month period. T/R will give due consideration to the input of KYOCERA MITA when making Price List changes that may increase or decrease the price of the Deliverables. Any changes will be mutually agreed to in advance.

                  5.3 Consulting, Training Compensation. As compensation for the consulting and training required to be provided as Technical Assistance pursuant to Section 3 hereof, KYOCERA MITA shall compensate T/R at T/R's standard rates as in effect from time to time for consulting, and at T/R's standard rates as in effect from time to time for training. In addition, KYOCERA MITA shall reimburse T/R's travel and living expenses incurred in connection with such consulting and training. T/R's standard per diem rates are subject to change from time to time by T/R. T/R's per diem rates as of the date of this Agreement are as follows: Training $[ * ], Engineer $[ * ], Senior Engineer
$[ * ], Managing Engineer $[ * ] and Chief Technology Officer $[ * ]. [ * ]

                  6. PAYMENTS. Payments for technology access fees pursuant to Section 5.1, for license fees and equipment purchase price amounts in respect of the Deliverables pursuant to Section 5.2, for consulting and training pursuant to Section 5.3 and for maintenance pursuant to Section 9 shall be due and payable by KYOCERA MITA [ * ] days from the bill of lading date for shipments and [ * ] days from invoice date for technology access fees or consulting services. Unless otherwise agreed by T/R in writing, all payments by KYOCERA MITA shall be remitted in immediately available U.S. Dollars by wire transfer per T/R's instructions, and confirmation of each payment shall be made by KYOCERA MITA to T/R by facsimile or telegraphic means to T/R's principal place of business. A late payment charge of one and one-half percent (1.5%) per month shall be charged upon unpaid balances due for more than [ * ] days. All pricing and fees under this Agreement are exclusive of taxes. Except for taxes based on T/R's net income, KYOCERA MITA shall pay any national, federal, state, county, local or other governmental taxes, fees or duties now or hereafter imposed on the licensing, export, use or possession of the Licensed Intellectual Property Rights and the Deliverables or any other transaction contemplated by this Agreement, as well as any penalties or interest thereon.

         7.       KYOCERA MITA ORDERS.

                  7.1 Orders. The terms and conditions of this Agreement shall apply to all KYOCERA MITA Orders submitted to T/R and supersede any different or additional terms contained on KYOCERA MITA's Orders. KYOCERA MITA Orders are solely for the purpose of requesting delivery dates and quantities. T/R shall use reasonable efforts to provide for delivery of accepted KYOCERA MITA Orders. T/R may allocate among its customers and for its own use or sale available Deliverables, as deemed equitable by T/R in its reasonable discretion.


* Confidential information has been omitted and filed separately with the Commission.


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                  7.2      Order Policy. KYOCERA MITA shall submit written
orders to T/R. All orders shall specify: (a) the quantities and descriptions of the Products; and b) requested delivery dates and shipping instructions. Orders shall be placed sixty (60) days in advance of the start of a quarter. Quarters start on January 1, April 1, July 1 and October 1. Orders will be placed by the 10th day of the month (or the next business day if the 10th is a holiday) sixty days in advance of the required shipment date from T/R's facility. Order quantities will be for a quarterly quantity representing three months supply. The quantity for the first month of the quarter will be a firm actual order quantity. Order quantities for months two and three of the quarter are forecasted quantities which will be confirmed as actual order quantities sixty days in advance. Forecasted order quantities may be adjusted plus or minus 25% (twenty-five percent) at the time of confirmation.

                  7.3 The order procedures for "Spare Parts" are subject to the Spare Parts ordering policies contained in Schedule B.

         8. ANNUAL PURCHASE TARGET. During the term of this Agreement, KYOCERA MITA agrees to perform reasonable sales and marketing activities for the Deliverables in an effort to achieve the per annum target. This per annum target will be $[ * ] (US). KYOCERA MITA also agrees to assign sales quotas to responsible parties, provide monthly sales reports listing each sale of T/R's products to dealer and/or end user within fifteen (15) days of the end of each calendar month (including a list of each item sold to dealer and/or end user), produce product launch materials, and produce marketing promotion materials in a manner consistent with other KYOCERA MITA products. However, notwithstanding anything in this paragraph or Agreement to the contrary, KYOCERA MITA shall have no liability to T/R or any other Person if KYOCERA MITA fails to purchase the per annum target levels of Deliverables.

         9. MAINTENANCE. T/R shall provide KYOCERA MITA (not KYOCERA MITA Customers or End Users) with software updates, major software releases, and telephone support that KYOCERA MITA finds necessary to properly support the Deliverables and Systems, for a annual maintenance charge per system. A maintenance charge at an annual rate of [ * ] is due and payable quarterly as attested below in respect of system purchases (including equipment purchases and license fees). The maintenance charge is payable on the 15th day of January, April, July and October in respect of the calendar quarter ending December 31, March 31, June 30 and September 30, respectively, and such quarterly payment shall equal [ * ] of the license fees and equipment purchase price amounts paid or payable in respect of Deliverables ordered during such calendar quarter and the same calendar quarter of each of the previous two years of this Agreement. Such fee is only for maintenance provided in the quarter the fee is payable.

         10.      OWNERSHIP AND PROPRIETARY RIGHTS.

                  10.1 Ownership. T/R represents that it has all rights in and to copyrights, trade secrets, patent rights and other intellectual property rights associated with the Licensed Intellectual Property Rights and the Deliverables as are necessary to license the Licensed


* Confidential information has been omitted and filed separately with the Commission.


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Intellectual Property Rights and license and/or sell the Deliverables, as the case may be, under and pursuant to this Agreement.

                  10.2 Proprietary Rights. KYOCERA MITA acknowledges that the Confidential Information constitutes valuable trade secrets and confidential information of T/R. Ownership of all applicable copyrights, trade secrets, patents and other intellectual property rights in the Licensed Intellectual Property Rights and the Deliverables shall remain vested in T/R. Title to all Licensed Intellectual Property Rights shall remain with T/R. KYOCERA MITA shall not use or disclose the Confidential Information, except as expressly permitted by this Agreement. KYOCERA MITA shall not remove T/R's copyright notices, restricted rights legends or any other notices from the Deliverables and such notices shall appear on all tapes, diskettes and other tangible media distributed by KYOCERA MITA containing the Licensed Intellectual Property Rights or constituting the Deliverables.

                  10.3 Unauthorized Use or Copying. Except as expressly permitted hereunder, KYOCERA MITA shall not copy, modify or reproduce the Deliverables in any way, nor shall it permit third parties to do so. KYOCERA MITA shall fully cooperate with T/R in any action relating to enforcement of T/R's proprietary rights.

                  10.4 End User License. KYOCERA MITA shall only distribute the Deliverables to Customers for delivery to End Users in the Territory. KYOCERA MITA shall inform the End User of the terms and conditions of the purchase of the Deliverables and the Licensed software. The terms and conditions of the End-User Software License are in Schedule C. KYOCERA MITA shall make no representations or warranties on behalf of T/R. KYOCERA MITA shall make no representations to Customers or End Users or other third parties regarding the Deliverables except as set forth in the applicable documentation therefor provided by T/R. KYOCERA MITA will be responsible for all conversions, translations and localizations necessary for use of the Deliverables by End Users in the various countries included within the Territory, and shall assume and fulfill any responsibility therefor of T/R imposed by local law or regulation. T/R will schedule and provide software translation/localization services on a fee basis for each translation/localization project.

                  10.5 Third Party Software. To the extent the software included within the Deliverables constitutes software or other technology rights owned by a third party and licensed to T/R, such software, and its sublicense to KYOCERA MITA by T/R hereunder, is subject to all terms and conditions, including where required, approval rights, of such third party license agreements.

                  10.6 Security. The software included within the Deliverables will be protected by a security mechanism known as a "dongle." KYOCERA MITA may copy the software for distribution with T/R supplying the "dongle" for the software for each System. KYOCERA MITA will ensure that such security mechanisms remain intact and that such software remains secure from unauthorized copying, reverse engineering and reverse compiling and unauthorized distribution. KYOCERA MITA will use its best efforts to ensure that its Customers adhere to such security mechanisms.


* Confidential information has been omitted and filed separately with the Commission.


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                  10.7     Indemnification. KYOCERA MITA agrees to indemnify and
hold harmless T/R from and against any claim, injury, loss or expense, including attorneys' fees, arising out of (a) the failure of KYOCERA MITA to comply with the provisions of Section 10, (b) any misrepresentations of KYOCERA MITA in connection with T/R or the Deliverables or (c) any other wrongful conduct of KYOCERA MITA or its agents.

         11.      WARRANTY.

                  11.1 T/R warrants to KYOCERA MITA that the hardware and equipment, with the exception of PrintStations and MicroScanners sold to KYOCERA MITA, pursuant to this Agreement will be free of material defects for a period of [ * ], unless specifically stated differently, from delivery to KYOCERA MITA. Should any defect in workmanship or material appear within [ * ], unless specifically stated differently, after the date of delivery, T/R will (upon written notification thereof, delivered during the warranty period) correct such defect(s) by suitable repair or replacement at T/R's facilities, or at the place of business of T/R's designated local representative, or at T/R's place of business, at T/R's option. This warranty only covers hardware and equipment that has been stored, installed, maintained and operated in accordance with T/R's requirements and standard industry practice, and that the defect(s) have not arisen from unauthorized repair, modification, or improper connection by mechanical or electrical means to any other piece of equipment or device. T/R warrants to KYOCERA MITA only that the PrintStations and MicroScanners sold to KYOCERA MITA pursuant to this Agreement will be free of material defects for a period of [ * ]; unless specifically stated differently, from delivery to KYOCERA MITA.

                  T/R shall issue Return Authorizations ("RA") no later than [ * ] after T/R has received a valid warranty claim from KYOCERA MITA. T/R shall ship KYOCERA MITA or its dealers with replacement units, or loaner units to replace the systems at customer locations, which require warranty repairs. The replacement or loaner units will be shipped to the KYOCERA MITA or the dealer location by T/R when the RA is issued. Warranty repairs shall be completed within [ * ] of the issuance of the RA.

                  All returns to T/R or its representative must be pre-authorized in writing and shipped prepaid. T/R assumes no risk of loss or damage prior to acceptance of delivery. Return shipment will not be prepaid by T/R if inspection fails to disclose a warranted defect. It is agreed between the parties that the foregoing shall be KYOCERA MITA's exclusive remedy for warranted defects.

                  The sole purpose of this exclusive remedy shall be to provide KYOCERA MITA with free repair and replacement of the defective parts in the manner provided herein, and the hardware and equipment shall not be deemed to have failed of its essential purpose so long as T/R is willing and able to repair or replace defective parts in the described manner.

                  THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF (AND T/R DISCLAIMS) ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR OTHER WARRANTY OF QUALITY OR PERFORMANCE, WHETHER EXPRESSED OR IMPLIED.


* Confidential information has been omitted and filed separately with the Commission.


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                  Correction of non-conformities, in the manner and for the time period provided above, shall constitute fulfillment of all liabilities of T/R to KYOCERA MITA with respect to, or arising out of, the goods or their use, whether based on contract, negligence, strict liability or otherwise. KYOCERA MITA shall be fully responsible for any warranty claims, expressed or implied, brought by its End-Users, and shall hold T/R harmless with regard to same.

                  11.2 Licensed Software Warranty T/R makes no warranties with regard to the Licensed Intellectual Property Rights, other than the warranties offered in the End User Software License, including all warranties of merchantability and fitness for a particular purpose. Except as therein expressly provided, such software is provided to KYOCERA MITA on an "as-is" basis.

                  11.3     Product Liability

                           (a) If any product liability accident occurs out of
or in relation to Deliverables or Systems, and there is a reasonable suspicion that such accident is caused by defect in Deliverables or Systems due to T/R's responsibility; then T/R shall cooperate with KYOCERA MITA in the investigation of causes and defending on such accident.

                           (b) Should any claim or suit be made or filed for
damages of product liability accident in relation to Deliverables or Systems as a result of any defect in Deliverables or Systems attributable to T/R's responsibility, T/R shall undertake the sole and complete defense of any such claim or suit at its own expense and responsibility, and indemnify KYOCERA MITA against all such damages and costs suffered or incurred by KYOCERA MITA. T/R shall investigate and study the possibility of recurrence of the product liability accident due to the same cause and report the result of such investigation to KYOCERA MITA; and T/R shall take proper and reasonable measures, at its own expenses and responsibility, to prevent the recurrence if the recurrence is foreseen as a result of the investigation. In the course of defense of claim or suit or measures of prevention of recurrence, T/R shall pay attention not to discredit KYOCERA MITA's name or trust, and shall consult with KYOCERA MITA in determining method of defense or preventive measures, although such defense or preventive methods shall be finally determined by T/R.

                           (c) Notwithstanding the foregoing, T/R shall not be
liable for any claim suit of product liability which is based on defect or failure caused by; 1) any modifications to the Deliverables or Systems or 2) documentation prepared made by other party than T/R or 3) incorrect specifications designated by KYOCERA MITA or 4) use or combination of Deliverables or Systems with any hardware or software which is not intended or designated by T/R.

                  11.4 Epidemic Failure. If KYOCERA MITA should discover epidemic failures (same defects from same cause) in at least five percent (5%) of Deliverables delivered


* Confidential information has been omitted and filed separately with the Commission.


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

within a four (4) month period or ten percent (10%) of Deliverables delivered within a one (1) month period, KYOCERA MITA shall notify T/R of occurrence of such failure. After receiving such notification by T/R, T/R shall inspect such failure of Deliverables. As a result of the inspection, in case that both parties recognize that such failure is epidemic failure, then in addition to remedies in the preceding Section 11, hereof, T/R shall reimburse all the costs incurred by KYOCERA MITA in rectifying such epidemic failures in respect of Deliverables delivered to KYOCERA MITA within the prior twelve (12) months, including, but not limited to, the cost for callback of such defective equipment or media from the market, subject to the limitations of Section 12.

         12.      LIMITATION OF REMEDIES.

                  12.1 THE SOLE REMEDIES FOR BREACH OF ANY AND ALL WARRANTIES AND THE SOLE REMEDIES FOR T/R'S LIABILITY OF ANY KIND FOR SERVICES PROVIDED PURSUANT TO THIS AGREEMENT AND ANY OTHER PERFORMANCE BY T/R UNDER OR PURSUANT TO THIS AGREEMENT SHALL BE LIMITED TO THIS AGREEMENT AND THE ATTACHMENTS HERETO, EXCEPT FOR PRODUCT LIABILITY OR INTELLECTUAL PROPERTY INDEMNIFICATION CLAIMS, TR'S LIABILITY TO KYOCERA MITA FOR DAMAGES OF ANY NATURE EXCEED THE TOTAL CHARGES PAID FOR THE PRODUCTS OR SERVICE UPON WHICH SUCH LIABILITY IS BASED.

                  12.2 KYOCERA MITA AGREES THAT T/R SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR THE LOSS OF PROFIT, REVENUE, PRODUCTS OR SERVICES EVEN IF T/R SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE AND ACKNOWLEDGES THAT THE PRICES CHARGED KYOCERA MITA HEREIN CONTEMPLATE THE FOREGOING ALLOCATION OF RISKS. KYOCERA MITA IS SOLELY RESPONSIBLE FOR THE PROTECTION AND BACKUP OF ALL PRODUCTS, SOFTWARE AND SERVICES.

                  12.3 KYOCERA MITA agrees that T/R shall not have any responsibility for any equipment, service, hardware, software or other items provided with or incorporated into the Product(s) by any persons other than KYOCERA MITA.

                  12.4 No action, whether in contract or tort, including negligence, arising out of the sale of the Products or the performance of services under this Agreement may be brought by the T/R or KYOCERA MITA more than twelve (12) months after the cause of action arises, except for an action by the T/R for non-payment by KYOCERA MITA.

         13. SUPPLY AGREEMENT. Subsequent to the execution and delivery of this Agreement, KYOCERA MITA agrees, if T/R requests, to enter into a Supply Agreement with T/R in customary form which will provide for the purchase by T/R of printers, and the devices and components thereof, for re-distribution and sale by T/R.


* Confidential information has been omitted and filed separately with the Commission.

         14.      TERM AND TERMINATION.

                  14.1 Expiration. This Agreement shall commence on the date set forth above and shall continue for an initial term of three (3) years. Thereafter, this Agreement may be renewed for additional terms of one (1) year by mutual agreement of the parties.

                  14.2 T/R Termination. This Agreement may be terminated by T/R under any of the following conditions:

                           (a)      if one of the parties shall be declared
insolvent or bankrupt;

                           (b)      if a petition is filed in any court and not
dismissed in ninety (90) days to declare one of the parties bankrupt or for a reorganization under the Bankruptcy Law or any similar statute;

                           (c)      if a trustee in Bankruptcy or a receiver or
similar entity is appointed for one of the parties;

                           (d)      if KYOCERA MITA does not pay T/R within
sixty (60) days from receipt of a T/R invoice; or

                           (e)      if KYOCERA MITA commits a material breach of
this Agreement which is not cured by KYOCERA MITA within sixty (60) days after notice of such breach is given by T/R.

                  14.3 KYOCERA MITA Termination. This Agreement may be terminated by KYOCERA MITA upon a material breach by T/R which is not cured by T/R within sixty (60) days after notice of such breach is given by KYOCERA MITA.

                  14.4 EFFECT OF TERMINATION Upon expiration or termination of this Agreement:

                           (a)      T/R may stop accepting any orders from
KYOCERA MITA;

                           (b)      KYOCERA MITA shall immediately (i) pay to
T/R all amounts remaining due under any contract or purchase order, (ii) remove from KYOCERA MITA's premises all signs advertising the Systems or the Trademarks, (iii) cease to engage in advertising or promotional activities concerning the Products and the use of Trademarks, (iv) cease to represent in any manner that KYOCERA MITA has been designated by T/R as a licensee for the Licensed Intellectual Property Rights, (v) order and promptly pay for the remaining balance (order requirements specified in Schedule A less systems ordered to date during the current term of the agreement) and (vi) return all confidential information, promotional materials, marketing literature, written information and reports pertaining to the Deliverables that have been supplied by T/R. Service manuals and materials required for on-going support of KYOCERA MITA customers may be retained upon written request from KYOCERA MITA specifying the specific


* Confidential information has been omitted and filed separately with the Commission.

manuals and materials to be retained and written approval by T/R which shall not be unreasonably withheld. The following provisions of this Agreement shall survive its termination: Sections 5, 6, 10 and 16. In the event that KYOCERA MITA has any paid-up inventory of the Deliverables as of the date of termination under Section 14.2 or 14.3, termination of this Agreement shall be adjourned for a period not to exceed three (3) months, during which period KYOCERA MITA may continue to market and distribute its inventories of the Deliverables.

                           (c)      Neither party shall, in connection with the
expiration and/or termination of this Agreement, have the right to claim any indemnity, reimbursement or compensation for alleged loss of clientele, goodwill, loss of profits on anticipated sales or the like or have any other liability for losses or damages resulting from the expiration or termination. Each party acknowledges that it has decided and will decide on all investments, expenditures and commitments in full awareness of the possibility of its potential losses or damages resulting from such expiration or termination and being willing to bear the risk therefor; and

                           (d)      If after the expiration or termination of
this Agreement, KYOCERA MITA places orders and T/R accepts such orders by KYOCERA MITA for Deliverables thereof at the prices and terms prevailing under this Agreement or any other prices and terms, such acts on the part of T/R shall be fully gratuitous and shall not obligate T/R to continue any practice or course of trade not secured by written obligation. Any such T/R sales shall not renew this Agreement or waive its expiration or termination.

                           (e)      T/R shall make available to KYOCERA MITA the
spare parts or equivalent replacements during the term of this Agreement and for a minimum of seven years from the earlier of the date of termination of this Agreement, the date of discontinuance of the item or the Product or from delivery of the last unit of equipment hereunder.

          15.     INDEMNIFICATION.

                  15.1 Intellectual Property. T/R shall, at its expense, defend any claim against KYOCERA MITA that use of the Deliverables infringes a copyright, trade secret or patent right of any third party. T/R shall pay any direct costs and damages attributable to such claim finally awarded by a court against KYOCERA MITA on such claim. T/R shall have no liability for any such claim if the claim is based on use of or anything other than an unaltered current release of the Deliverables available from T/R, alone and not in combination with any other software, data or hardware, if such infringement would have been avoided by the use of a current unaltered release of the Deliverables available from T/R.

                  15.2 Cooperation by KYOCERA MITA. T/R shall have no obligations under Section 14.1 of this Agreement unless:

                           (a) T/R shall have been promptly notified of the suit or claim by KYOCERA MITA and furnished by KYOCERA MITA with a copy of each communication, notice or other action relating to said claim;


* Confidential information has been omitted and filed separately with the Commission.

                           (b) T/R shall have the right to assume sole authority to conduct the trial or settlement of such claim or any negotiations related thereto at T/R's expense; and

                           (c) KYOCERA MITA shall provide reasonable information and assistance requested by T/R in connection with such claim or suit.

          16.     GENERAL.

                  16.1 Force Majeure. T/R shall not be liable for any delay or failure in performance under this Agreement resulting directly or indirectly from acts of God, or any causes beyond its reasonable control.

                  16.2 Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, U.S.A., without reference to its conflicts of laws provisions.

                  16.3 Arbitration. Any and all disputes arising under this Agreement shall be amicably and promptly settled upon consultation between the parties hereto , but in case of failure to reach such settlement, all disputes that may arise under or in relation to this Agreement shall be submitted to arbitration (a) under the Commercial Arbitration Rules of the International Chamber of Commerce if the arbitration is to be held in The United States or (b) under the Commercial Arbitration Rules of the Japan Commercial Arbitration Association if the arbitration is to be held in Japan. If the place of arbitration is not so designated by the parties or is not agreed by the parties within 28 days from the date on which a demand for arbitration is received by either of the Associations from either party, the place of arbitration shall be the country of the respondents. Provided that both Associations may agree, on the application of either party to either of the Associations, that the place of arbitration shall be the country of the claimants, such agreement between the Associations being binding upon both parties. Failing such agreement between the Association within 28 days from the date of the said application, the place of arbitration shall be the country of the respondents. The cost of arbitration shall be borne equally by the parties. Any award of the arbitration shall be final and binding upon the parties.

                  16.4 Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, constitutes the entire agreement between the parties with respect to this subject matter and supersedes all previous proposals, both oral and written, negotiations, representations, writings and all other communications between the parties. This Agreement may not be released, discharged, or modified except by an instrument in writing signed by the parties.

                  16.5 Independent Contractors. It is expressly agreed that KYOCERA MITA and T/R are acting hereunder as independent contractors. Under no circumstances shall any of


* Confidential information has been omitted and filed separately with the Commission.

the employees of one party be deemed the employees of the other for any purpose.

                  16.6 Notice. Any notice required to be given by either party to the other shall be deemed given if in writing and actually delivered or if deposited in the United States mail in registered or certified form with return receipt requested, postage paid, addressed to the notified party at the address set forth herein.

                  16.7 Assignment. This Agreement is not assignable by KYOCERA MITA.

                  16.8 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any part or provision of this Agreement.

                  16.9 Waiver. No waiver by any party hereto of any breach of any provisions hereof shall constitute a waiver of any other term of this Agreement unless made in writing signed by such party.

                  16.10 Other Distribution. Nothing in this Agreement shall be deemed to preclude T/R from distributing or licensing Deliverables and the Licensed Intellectual Property Rights, as it deems appropriate, or from appointing others to do so, in or outside of the Territory.

                  16.11 Notification. All notices and demands of any kind which either party may require or desire to serve upon the other shall be in writing or by facsimile, and shall be delivered by personal service or by mail at the address of the receiving party set forth below (or at such different addresses as may be designated by such party by written notice to the other party). Such notice shall be deemed received on the earlier of (i) the date when actually received or (ii) in the case of mailing, five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified return receipt requested and properly addressed, or (iii) if by facsimile, when the sending party shall have received a facsimile confirmation that the message has been received by the receiving party's facsimile machine. If notice is sent by facsimile, a confirmed copy of such facsimile shall be sent by mail to each address.

          17.     INTERNATIONAL MATTERS.

                  17.1 Export License. KYOCERA MITA shall be exclusively responsible for the procurement and renewing of all export or import licenses required under United States or any foreign law for the export or import of the Deliverables or the value added products and shall pay all costs and other expenses in connection with such procurement and renewal.

                  17.2 Export Assurance. Regardless of any disclosure made by KYOCERA MITA to T/R of any ultimate destination of a Deliverable or any System assembled using same, KYOCERA MITA shall not export or reexport directly or indirectly the Deliverable or any System assembled using same, without first obtaining the required written approval or export license, if any, to do so from the United States Department of Commerce or any other agency of the U.S. Government having jurisdiction over such transaction. KYOCERA MITA hereby


* Confidential information has been omitted and filed separately with the Commission.

assures T/R that it does not intend to nor will it knowingly, without the prior written consent, if required, of the Office of Export Administration of the U.S. Department of Commerce, transmit or ship the Deliverable or any System assembled using same, directly or indirectly, to any country as to which such export is made unlawful as provided in laws or by regulations issued by any governing body in the U.S. Government, or other such regulations as may be adopted from time to time.

                  17.3 Compliance with Local Laws. KYOCERA MITA shall be exclusively responsible at its own expense for compliance with all local laws relating to a Deliverable or any System assembled using same, in the countries in which KYOCERA MITA licenses or markets same.

         18.      KYOCERA MITA DEALERS. Through this Agreement, Kyocera
Mita will become T/R's designated distributor of the Deliverables and Systems to Authorized Kyocera Mita Dealers. Therefore, during the Term of this Agreement, or any extension, T/R will not accept orders for products, services, or configurations from any Authorized Kyocera Mita Dealer unless that product, service, or configuration is not offered by KYOCERA MITA. T/R shall refer all inquiries for Deliverables and Systems form Authorized Kyocera Mita Dealers directly to KYOCERA MITA.


* Confidential information has been omitted and filed separately with the Commission.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by a duly authorized representative as of the date set forth above.


T/R SYSTEMS, INC.                                KYOCERA MITA AMERICA


By: /s/ Michael E. Kohlsdorf                     By: /s/ S. Noda
    ---------------------------------------         ----------------------------




By: /s/ Michael E. Kohlsdorf                     Print Name:  S. Noda
    ---------------------------------------                  -------------------



Title: President and Chief Executive Officer     Title:   President
       -------------------------------------             -----------------------



* Confidential information has been omitted and filed separately with the Commission.

                                  SCHEDULE A-1

                         DEVICE CONNECTIVITY DEVELOPMENT

NAME OF  DEVICE FOR CONNECTIVITY:         [ * ]
AUTHORIZED TERRITORY FOR DISTRIBUTION:    [ * ]
DISTRIBUTION ACCESS FEE:                  [ * ]
ESTIMATED START DATE:                     [ * ]
ESTIMATED COMPLETION DATE:                [ * ]

KYOCERA MITA PROJECT DELIVERABLES:

         -      Supply of Controller Command Sets and Interface Information

         -      Technical Resource Availability for Interface Clarification

         -      Joint Development of Acceptance Criteria with T/R Systems

         - [ * ] Printers, Consumables, Service and Set-up to support the project plan, development, and marketing ([ * ])

T/R PROJECT DELIVERABLES:

         -      Project Scope and Definition

         -      Project Plan

         -      [ * ] Connectivity Design and Development

         -      [ * ] Specific Software Design and Development

         -      Regulatory and Safety Testing (U.S. Only)

         -      Quality Assurance Testing

         -      Installation Instructions

NOTES:

1. Original connectivity work completed through contract between T/R and KYOCERA MITA for the U.S. market.

2. Regulatory testing for markets other than U.S. will require additional fees.

         A.       [ * ]

         B.       [ * ]

         C.       [ * ]

         D.       [ * ]

3. Changes in approach and scope of work, may result in changes in the fees associated with this project.


* Confidential information has been omitted and filed separately with the Commission.

                                  SCHEDULE A-2

                              LANGUAGE TRANSLATION

LANGUAGES TO BE MADE AVAILABLE:         [ * ]

ITEMS TO BE TRANSLATED:                 SOFTWARE AND DOCUMENTATION

AUTHORIZED TERRITORY FOR DISTRIBUTION:  [ * ]

TECHNOLOGY ACCESS FEE:                 $[ * ] PER LANGUAGE (1ST TIME ACCESS FEE)

                                       $[ * ] PER LANGUAGE PER RELEASE AFTER
                                              1ST TIME ACCESS FEE

ESTIMATED START DATE:                   [ * ]

ESTIMATED COMPLETION DATE:              [ * ]

T/R PROJECT DELIVERABLES:
-------------------------

         -      Project Scope and Definition

         -      Project Plan

         -      Translated software

         -      Translated product documentation

         -      Quality Assurance Testing


* Confidential information has been omitted and filed separately with the Commission.

                                  ATTACHMENT B

      SPARE PARTS ORDERING POLICIES (SERVERS, MICROSCANNERS AND PRINTLINKS)

The policies and procedures which follow are subject to change upon [ * ] written notice.

1. Service Support. T/R shall offer to KYOCERA MITA spare parts required to service/repair the Products and provide KYOCERA MITA with a recommended spare parts stocking guide which identifies the proper type of parts to be stocked on an ongoing basis by KYOCERA MITA. KYOCERA MITA shall assume full responsibility for stocking spare parts.

2. Regular Spare Parts Ordering Procedures. T/R shall, from time to time during the term of the Agreement, make available to KYOCERA MITA its most current list of spare parts for the Products, and the prices then applicable thereto. In the event of manufacturer production or shipping delays, T/R shall allocate distribution of such items in a fair, and equitable manner among all customers, even though this may effectively limit delivery of ordered quantities.

         (A) Placement of Orders. KYOCERA MITA will place regular stocking spare parts orders by formal purchase orders via KYOCERA MITA's written purchase order form to T/R. A separate order must be submitted for each delivery date and T/R part number must be referenced. Additionally, spare parts order's with like delivery dates should be combined into a single order. A hard copy of all KYOCERA MITA telephone orders must be received by T/R within three (3) days of placement. T/R will confirm acceptance of such orders within three (3) weeks of receipt of KYOCERA MITA's purchase order.

         (B) Lead - Time. For all parts orders other than emergency parts orders delivery will generally be made about [ * ] weeks after receipt of order.

         (C) Spare Parts Availability. In the event of discontinuance of a spare part, its subsequent unavailability and need. T/R and KYOCERA MITA shall discuss mutually satisfactory solutions which may include provision of commercially available alternative sources.

         (D) Spare Parts Pricing. During the term of this Agreement the prices charged for spare parts will be the same as those offered to T/R's other customers purchasing similar materials in the same or lesser quantities on similar terms and conditions.

         (E) Monthly Regular Stocking Order (Standard/Special Parts) Limitations. T/R reserves the right to limit the maximum number of units of a given part to be shipped to KYOCERA MITA in any one (1) month.

3.       Emergency Spare Parts Support

         (A) Placement of Orders. KYOCERA MITA shall place emergency parts orders via Purchase Orders, Telephone or Facsimile. All "Emergency Orders" must be so noted at the time of placement and such a legend must appear on all purchase orders. A separate order referencing


* Confidential information has been omitted and filed separately with the Commission.

T/R's part number must be submitted for each delivery date. Packing slips will bear both T/R's and KYOCERA MITA's part numbers if same appears on KYOCERA MITA's hard copy purchase order.

                  The telephone number for submitting facsimile orders shall be provided by T/R at the time of agreement signing. Hard copies of or facsimiles of KYOCERA MITA's telephone Emergency Orders must be received within twenty four
(24) hours. T/R shall confirm Emergency Orders immediately over telephone if in stock, or it part number is out of stock, T/R will advise of estimated time of part number arrival (availability) by facsimile within five (5) working days.

                  It is understood and agreed that emergency parts support will be provided only when Equipment is inoperative at end-user's location and KYOCERA MITA has maintained a regular stock of spare parts which is exhausted and KYOCERA MITA has no inventory at hand to effect the repair or has an open order for the spare parts sought on an emergency basis.

                  T/R may decline to honor an emergency spare parts order where
(i) KYOCERA MITA has failed to maintain the inventory levels recommended in the Recommended Stocking List or (ii) T/R does not have such spare part in its inventory; provided however, that in such event, T/R shall advise KYOCERA MITA within five (5) Days of the estimated date of delivery of such spare part. Separate purchase orders must be issued by KYOCERA MITA for each shipment destination.

         (B) Lead-Time. Except when a spare part is not in stock, T/R will generally ship within [ * ] working days of the receipt of an Emergency Order or to meet KYOCERA MITA's due date whichever is later.

         (C) Handling and Freight Charges. A handling charge equal to [ * ] the regular KYOCERA MITA price for the part shall be added to any part shipped from stock, except when the part had been previously ordered by KYOCERA MITA and has not been delivered within the time frames set forth in 2.B above. KYOCERA MITA shall designate the method of delivery and shall bear the costs hereof.

         (D) Emergency Order Limitations. A daily maximum of [ * ] part numbers, each with no more than [ * ] units may be ordered.

4.       Duration of Spare Parts Support

         T/R shall make available to KYOCERA MITA the spare parts and consumables during the term of this Agreement and for a minimum of [ * ] years from the earlier of the date of termination to the Agreement, the date of discontinuance of the item or the Product or from delivery of the last unit of equipment hereunder. Thereafter, T/R shall give KYOCERA MITA ninety (90) days prior written notice of discontinuance and the opportunity to purchase a reasonable number of such parts within the said ninety (90) day period.


* Confidential information has been omitted and filed separately with the Commission.

         T/R shall, from time to time, during the term of the Agreement, make available to KYOCERA MITA its most current list of supplies for the Products and the prices then applicable thereto In the event of manufacturer production or shipping delays, T/R shall allocate distribution of such items in a fair and equitable manner among all other customers, even though this may effectively limit delivery of ordered quantities.

5.       Terms of Payment for Spare Parts and Repairs

         Payment is due [ * ] days after bill of lading date.

         ALL SPARE PARTS PRICES FOR T/R ARE QUOTED ON A F.O.B. NEAREST U.S. SHIPPING POINT WHERE PARTS ARE THEN AVAILABLE. THEY SHALL BE INVOICED AND PAYABLE IN U.S. DOLLARS.

6.       Service Documentation

         T/R will supply KYOCERA MITA, one set of documentation with the initial delivery of Product. KYOCERA MITA may purchase reasonable additional quantities of documentation for KYOCERA MITA's internal use only at T/R's then prevailing prices. With reasonable lead-time, T/R shall deliver to KYOCERA MITA artwork for reproduce and publish portions of said documentation for incorporation in KYOCERA MITA's own User Manual and Field Maintenance Manual(s). Such manual(s) of KYOCERA MITA shall bear a copyright notice of KYOCERA MITA provided, however, that any copyright interest of KYOCERA MITA therein shall be subordinate to any existing copyright interest of T/R or such other author as T/R may designate.


* Confidential information has been omitted and filed separately with the Commission.

                                  ATTACHMENT C

                      MICROPRESS SOFTWARE LICENSE AGREEMENT

This Software License Agreement enumerates the terms and conditions upon which T/R Systems, Inc., grants use of the MicroPress software programs ("Software") and MicroPress documentation ("Documentation") to the end-user of the MicroPress digital printing system. T/R Systems, Inc., the owner and licensor of the Software and Documentation, is referred to as "Licensor", and the end-user and purchaser of the MicroPress(R) system is referred to as the "User".

1. LICENSE. Licensor is the exclusive owner of the Software and Documentation. Licensor grants to User, and User accepts, a non-exclusive license to use the Software and Documentation.

User's right to use the MicroPress Software and Documentation under this Agreement is called the "License." Software means the computer programs included within the MicroPress digital printing system being sold to User contemporaneously with delivery of this Agreement (the "Purchased MicroPress"). Documentation means any user manual and other materials provided User relating to the Software.

2. AUTHORIZED USER. User alone has the right to use the Software and Documentation. User may not allow another person or entity to use the Software or Documentation, except to the extent permitted by Section 4 of this Agreement.

3. AUTHORIZED USE. User may use the Software and Documentation only with the MicroPress digital printing system at User's principle place of business. User may not use the Software in respect of any other printers or any other equipment whatsoever.

Without T/R Systems' prior express written consent, User may NOT (a) copy the Software, (b) copy the Documentation, other than for its internal use; (c) decompile, disassemble, reverse engineer, or cross-compile the Software or seek to do any of the foregoing; (d) merge or embed the Software into another program; or (e) modify or alter the Software or Documentation, or (f) install the Software on any equipment outside its principal place of business.

4.       ASSIGNMENT. User may assign the License to another person, but ONLY if
(a) prior written approval is obtained from the Company, (b) the assignment is for the remainder of the License term, (c) User delivers all of the Software and Documentation to the assignee, (d) the assignee delivers the Software License Agreement in this form in favor of Licensor, (e) the entire Purchased MicroPress system is transferred and delivered to the assignee and (f) the assignee agrees in writing with T/R Systems to be bound by the terms hereof.

When User assigns this License, User's right to use the Software and Documentation ends. User may not assign the License or direct product of the Software or Documentation to persons located in certain countries specified by the United States Export Administration Act.


* Confidential information has been omitted and filed separately with the Commission.

5. TERM. The License is effective for a term coincident with use of the Purchased MicroPress. Licensor may terminate the License if User violates this Agreement. User must then return the Software and the Documentation and all copies thereof to Licensor.

6. LICENSOR'S RIGHTS. Licensor's Software and Documentation contain confidential unpublished information protected by copyright, trade secret, trademark and patent laws. User may not disclose the Software or Documentation to others, or remove or alter Licensor's ownership and copyright notices on the Software, Purchased MicroPress or the Documentation. User must prevent any unauthorized use, copying, or disclosure of the Software and Documentation. These obligations survive any termination or the License.

7. INFRINGEMENT. User shall promptly notify Licensor if any party makes a claim against User that the Software or Documentation infringes its rights. If User gives Licensor sufficient notice and such claim of infringement is deemed by Licensor to represent a bona fide claim, Licensor will at its option defend, settle or compromise such claim. Licensor may at its option make the Software and Documentation non-infringing, obtain for User the right to use the Software and Documentation, or give User an appropriate refund based on the depreciated value of the Software and the Documentation. This is User's sole remedy in the event of a claim of infringement.

8. LIMITED WARRANTY AND DISCLAIMER OF OTHER WARRANTIES AND LIABILITIES. Licensor warrants that the Software will be free of material defects for a period of ninety (90) days immediately following the date of delivery. Without limiting the generality of the foregoing, Licensor shall not have any responsibility for any third party products, service, hardware, software or other items provided with or incorporated into the MicroPress digital printing system.

EXCEPT FOR THE LIMITED WARRANTY DESCRIBED ABOVE, THERE ARE NO WARRANTIES, EITHER EXPRESSED OR IMPLIED, FOR THE SOFTWARE OR DOCUMENTATION, WHICH ARE LICENSED TO USER "AS IS." LICENSOR EXPRESSLY DISCLAIMS ANY WARRANTY AS TO PERFORMANCE OF THE SOFTWARE OR AS TO RESULTS USER MAY OBTAIN FROM IT. LICENSOR ALSO EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING (WITHOUT LIMITATION) IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

IN NO EVENT SHALL LICENSOR, OR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION, OR DELIVERY OF THE SOFTWARE OR DOCUMENTATION, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES WHETHER ARISING IN CONTRACT OR IN TORT RESULTING FROM THE USE OF THE SOFTWARE OR DOCUMENTATION OR ARISING OUT OF ANY BREACH OF ANY WARRANTY. IN NO EVENT SHALL THE LICENSOR'S LIABILITY TO USER FOR DAMAGES OF ANY NATURE EXCEED THE TOTAL CHARGES PAID FOR THE SOFTWARE OR DOCUMENTATION BY THE USER.


* Confidential information has been omitted and filed separately with the Commission.


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

9. GENERAL. This Agreement shall be governed by the laws of the State of Georgia and the United States. If, notwithstanding the foregoing choice of law, the law of another jurisdiction is applied to this Agreement, then any term of this Agreement found to be inconsistent with such law shall automatically be deemed to be revised to the limited extent necessary to comport with such law without affecting any of the remaining terms. Any waiver by Licensor of a breach of this Agreement shall not constitute a waiver of any later breach. No legal action arising out of this Agreement may be commenced by User more than one year after the cause of action has accrued. In any legal action to enforce this Agreement, the prevailing party shall be entitled to recover reasonable expenses and attorneys' fees.

This Agreement represents the entire and complete agreement between the parties hereto, and supersedes any prior agreement, oral or written, and any other communications between the parties on the Software and Documentation. This Agreement will be effective upon delivery of the MicroPress digital printing system together with the License Software and Documentation.

T/R Systems, Inc.
1300 Oakbrook Drive
Norcross, GA  30093


* Confidential information has been omitted and filed separately with the Commission.


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